FORM OF WARRANT CERTIFICATE

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant to Purchase Common Stock

Warrant No.: [Insert Number]

Number of Shares: [Insert Number]

Issuance Date: [Insert Date]

Expiration Date: August 31, 2033

THIS CERTIFIES THAT, for value received, STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), or its registered assigns (the “Holder”), is entitled to purchase from FAVO CAPITAL, INC. (the “Company”), at any time after the Maturity Date of August 31, 2030 (or as extended) or a Liquidity Event, and no later than August 31, 2033, up to [Insert Number] shares of Common Stock, par value $0.0001 per share, at an exercise price of $0.76 per share, subject to adjustment as provided in the Warrant Agreement dated September 30, 2026 (the “Warrant Agreement”).

1.       Exercise. The Holder may exercise this Warrant by delivering a notice of exercise in the form attached hereto as Annex A, payment of the aggregate Exercise Price (via cash, cashless exercise if approved by the Company, or the Debt Conversion Option), and this certificate to the Company or its transfer agent, as provided in the Warrant Agreement

2.       Transfer. This Warrant is transferable only with the Company’s consent and in compliance with the Warrant Agreement and applicable securities laws.

3.       Governing Law. This Warrant is governed by the laws of the State of New York.

FAVO CAPITAL, INC.

By: ______________________________

Name: Shaun Quin

Title: President